[letterhead of Globix Corporation]

October 18, 2006

Mr. Ted S. Lodge

c/o Globix Corporation

139 Centre Street

New York, New York 10013

Re: Extension of Employment Agreement

Dear Ted:

Globix Corporation, a Delaware corporation (the “Company”), is pleased to extend the term of the Employment Agreement, dated as of October 31, 2005, by and between the Company and you (the “Employment Agreement”) for another year as provided in this letter.

Accordingly, Section 2 of the Employment Agreement is hereby amended and restated to read as follows in its entirety:

Section 2. Term. Subject to the provisions for earlier termination hereinafter set forth, the term of employment hereunder (the "Term") shall commence on October 31, 2005 and shall continue through October 31, 2007, unless otherwise extended in a writing signed by both Parties. Such period or any subsequent extension period is referred to herein as the "Employment Period".

In addition, the reference to "October 31, 2006" in Section 6.2 is hereby amended to read "October 31, 2007".

All other provisions of the Employment Agreement shall remain as originally set forth in the Employment Agreement.

Please indicate your acceptance and agreement to the terms of this letter by signing the duplicate copy of this letter where indicated on the following page and returning such signed duplicate copy to the Company.

Mr. Ted S. Lodge

Thank you for your service to the Company.

Very truly yours,
GLOBIX CORPORATION

By:	/s/ Gene M. Bauer
Gene M. Bauer Senior Vice President, General Counsel and Corporate Secretary

Agreed and accepted

this 18th day of October, 2006

/s/Ted S. Lodge

Ted S. Lodge